Brian S. Gillman
Vice President - General Counsel

June 12, 1998

Vanguard Airlines, Inc.
7000 Squibb Road, Third Floor
Mission, KS  66202

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-8 (the "Registration Statement") of Vanguard Airlines, Inc., a Delaware corporation
(the "Company"), to be filed with the Securities and Exchange Commission on or about June 5, 1998 for the purpose of registering under the Securities Act of 1933, as amended, 8,300,000 shares of Common Stock, par value
$0.001 per share ("Common Stock"), of the Company. These shares of Common Stock are proposed to be issued upon the exercise of stock options pursuant to the Vanguard Airlines, Inc. 1994 Stock Option Plan (the "Plan").

I have examined the Restated Certificate of Incorporation, as amended, the Bylaws of the Company, as currently in effect, minutes of the applicable meetings of the Board of Directors and Stockholders of the Company, together with such other corporate records, certificates of public officials and other documents as I have deemed relevant to this opinion.

Based upon the foregoing, it is my opinion that:

1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

2.	All necessary corporate action has been taken to authorize the issuance of the aforesaid 8,300,000 shares of Common Stock and all such shares of Common Stock as shall be issued and paid for as described in the Plan shall be, when so issued, legally issued, fully paid and nonassessable.
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I hereby consent to the reference to myself under the heading "Interests of Named Experts and Counsel" in the Registration Statement. I also consent to the inclusion of my opinion in the Registration Statement as an exhibit thereto. In giving this consent, I do not thereby admit that I am within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.


Sincerely,

/s/ Brian S. Gillman

Brian S. Gillman